Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

EMPIRE RESORTS, INC.

Pursuant to Section 242 of the
 General Corporation Law of the State of Delaware

EMPIRE RESORTS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.           The name of the corporation is Empire Resorts, Inc.

2.           The Certificate of Incorporation of the Corporation is hereby amended so that Article FOURTH of the Certificate of Incorporation reads as follows:

"FOURTH:  The total number of shares of stock that the Corporation shall have the authority to issue is one hundred million (100,000,000), consisting of ninety-five million (95,000,000) shares of Common Stock, each such share having a par value of $.01, and five million (5,000,000) shares of Preferred Stock, each such share having a par value of $.01. The Board of Directors is expressly authorized to issue Preferred Stock without stockholder approval, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the Delaware General Corporation Law."

3.           The Amendment to the Certificate of Incorporation of the Corporation effected by this Certificate was duly authorized by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and by the affirmative vote of the holders of a majority of the Corporation’s outstanding capital stock entitled to vote thereon by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on this 10th day of November, 2009.

EMPIRE RESORTS, INC.

By:	/s/ Joseph E. Bernstein
Name:	Joseph E. Bernstein
Title:	Chief Executive Officer